Exhibit 99.1

Traws Pharma Reports Positive Interim Clinical Data with Ratutrelvir Versus PAXLOVID™, Shows Activity in PAXLOVID-Ineligible COVID-19 Patients

Ratutrelvir shows a differentiated profile versus PAXLOVID™ with fewer adverse events and no viral rebounds

Activity shown in Paxlovid®-ineligible patients, representing a significant population with few effective treatment options

Final data analysis to be reported in January 2026

NEWTOWN, PA, December 17th, 2025 (GLOBE NEWSWIRE) - Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today announced that interim data with ratutrelvir, an investigational oral, ritonavir-free Mpro/3CL protease inhibitor, demonstrated a differentiated clinical profile in a pre-specified interim analysis of an ongoing randomized, open-label Phase 2 clinical study in patients with mild-to-moderate COVID-19.

The study was designed as an active-controlled comparator trial versus PAXLOVID™ (nirmatrelvir/ritonavir) and evaluated patient-reported symptom outcomes, safety, and real-world usability. A separate treatment arm included patients ineligible for ritonavir-boosted regimens due to contraindications or clinically significant drug–drug interactions. To date, 37 patients have been included in the interim analysis, with 25 patients treated with ratutrelvir and 12 patients treated with PAXLOVID™. More than 50% of the planned 90-patient population has been enrolled.

Patients in the ratutrelvir arm received ratutrelvir 600 mg orally once daily for 10 days, while patients in the comparator arm received PAXLOVID™ administered as nirmatrelvir 300 mg plus ritonavir 100 mg twice daily for 5 days, consistent with approved prescribing information.

“From a clinical perspective, these interim data suggest that ratutrelvir may provide a meaningful benefit across a broader range of patients, including those who are unable to receive ritonavir-boosted therapy,” commented Robert Redfield, MD, Chief Medical Officer, Traws Pharma. “The favorable tolerability profile observed to date, together with the absence of viral rebound events in ratutrelvir-treated patients, is encouraging. While these findings are preliminary and descriptive, they support continued clinical evaluation of ratutrelvir in both acute COVID-19 and in studies designed to better understand its potential impact on longer-term outcomes.”

Efficacy Signal Seen in Broad COVID-19-Infected Population

Across the interim analysis, ratutrelvir-treated patients demonstrated time-to-sustained symptom alleviation and resolution that was numerically comparable to Paxlovid® -treated patients, as assessed using the FLU-PRO Plus / COVID-19 Symptoms Diary. Sustained alleviation was defined as self-reported alleviation of all COVID-19 symptoms for four consecutive days. At the time of analysis, not all patients had completed the full 28-day observation period, and no formal statistical comparisons were performed; findings are descriptive and non-inferential.

No COVID-19 symptom or virologic rebound events have been observed to date in ratutrelvir-treated patients. One rebound event was observed in the PAXLOVID™ comparator arm (1 of 12 patients; 8.3%), occurring shortly after completion of the standard 5-day dosing regimen.

Six patients (16.2% of the interim population; 24% of the ratutrelvir cohort) treated with ratutrelvir were ineligible for PAXLOVID™ due to contraindications or drug–drug interaction risk. These patients demonstrated patient-reported symptom improvement dynamics consistent with those observed in the broader ratutrelvir-treated cohort.

Favorable Tolerability Profile for Ratutrelvir versus PAXLOVID™

Ratutrelvir was well tolerated in the interim analysis, with fewer reported adverse events compared with the PAXLOVID™-treated cohort. The most commonly reported adverse event among ratutrelvir-treated patients was mild dyspepsia, reported in 2 patients (7.6%). No dysgeusia (a distorted sense of taste) or ritonavir-associated adverse effects were reported, and no treatment discontinuations due to adverse events were observed.

In contrast, adverse events commonly associated with PAXLOVID™, including dysgeusia, dizziness, and dyspepsia, were reported in 4 patients (30%) in the comparator arm, consistent with prior clinical trial and real-world experience.

Implications for Use of Ratutrelvir for Long-COVID Prevention and Treatment

“The combination of early and sustained symptom improvement, extended dosing duration, absence of viral rebound observed to date, and favorable tolerability supports the strategic hypothesis that ratutrelvir may have utility in reducing post-acute sequelae of SARS-CoV-2 infection (Long COVID)”, commented Dr. Redfield. “By enabling earlier and potentially more complete viral clearance without the limitations associated with ritonavir boosting, ratutrelvir may offer a differentiated approach to both acute COVID-19 treatment and prevention of longer-term complications, pending confirmation in dedicated clinical studies”.

“Collectively, we believe the interim data position ratutrelvir as a next-generation oral 3CL protease inhibitor with ritonavir-free administration, once-daily oral dosing, an improved tolerability profile, applicability to Paxlovid-ineligible populations, and potential relevance to long-COVID prevention strategies,” commented Iain Dukes, MA D Phil, Chief Executive Officer, Traws Pharma. “The study remains ongoing, and completion of enrollment and follow-up will be required to support statistically robust conclusions.”

About Ratutrelvir

Ratutrelvir is an investigational oral, small molecule Mpro (3CL protease) inhibitor designed to be a broadly acting treatment for SARS-CoV-2/COVID-19 that is used without ritonavir. It has demonstrated in vitro activity against a range of virus strains. Preclinical and Phase 1 studies show that ratutrelvir does not require co-administration with a metabolic inhibitor, such as ritonavir, which could avoid ritonavir-associated drug-drug interactions1, and potentially enable wider patient use. Phase 1 data also showed that ratutrelvir’s pharmacokinetic (PK) profile demonstrated maintenance of target blood plasma levels approximately 13 times above the EC50 using the target Phase 2 dosing regimen of 600 mg/day for ten days, which may reduce the likelihood of clinical rebound and, consequently, reduce the risk for Long COVID2. Industry data indicate that COVID treatment represents a potential multi-billion dollar market opportunity3.

Source information:

1.	https://ascpt.onlinelibrary.wiley.com/doi/pdf/10.1002/cpt.2646
2.	Carly Herbert et al. (2025) Clinical Infectious Diseases. https://doi.org/10.1093/cid/ciae539
3.	Pfizer Inc. 10K report 2024, Feb 27, 2025

Third-party products mentioned herein are the trademarks of their respective owners.

About Traws Pharma, Inc.

Traws Pharma is a clinical stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. Traws integrates antiviral drug development, medical intelligence and regulatory strategy to meet real world challenges in the treatment of viral diseases. We are advancing novel investigational oral small molecule antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health: COVID-19/Long COVID and bird flu and seasonal influenza. Ratutrelvir is in development as a ritonavir-independent COVID treatment, targeting the Main protease (Mpro or 3CL protease). Tivoxavir marboxil is in development as a single dose treatment for bird flu and seasonal influenza, targeting the influenza cap-dependent endonuclease (CEN).

Traws is actively seeking development and commercialization partners for its legacy clinical oncology programs, rigosertib and narazaciclib. More details can be found on Traws’ website at https://www.ir.trawspharma.com/partnering.

For more information, please visit www.trawspharma.com and follow us on LinkedIn.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, market size, benefits, effectiveness, safety, and the clinical and regulatory plans for ratutrelvir and tivoxavir marboxil, as well as plans for its legacy programs. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “potential”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Traws’ clinical trials, including when Traws will report the final data analysis of the Phase 2 studies of ratutrelvir; the potential efficacy of ratutrelvir for the treatment of COVID-19, including for the treatment of PAXLOVID™-ineligible patients; the potential for ratutrelvir to gain market acceptance, if and when regulatory approval is obtained, or become the new standard of care; Traws’ interactions with the FDA, BARDA and similar foreign regulators; collaborations; market conditions; regulatory requirements and pathways for approval; the ongoing need for improved therapy to reduce the frequency of clinical rebound and the concomitant risk for Long COVID; Traws’ ability to raise additional capital when needed; and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Charles Parker

Traws Pharma, Inc.
cparker@trawspharma.com

www.trawspharma.com

Investor Contact:

John Fraunces
LifeSci Advisors, LLC
917-335-2395
jfraunces@lifesciadvisors.com